EXHIBIT 99.1

HEIDRICK & STRUGGLES

NEWS	FOR IMMEDIATE RELEASE

HEIDRICK & STRUGGLES NAMES NEW

INDEPENDENT DIRECTOR TO ITS BOARD

CHICAGO (July 19, 2004)—Heidrick & Struggles International, Inc. (Nasdaq: HSII), the world’s premier executive search and leadership consulting firm, today announced it has named Paul Unruh to its Board of Directors.

Unruh, 55, spent more than 25 years with Bechtel Group, Inc., retiring from that company in 2003. During his tenure at Bechtel, Unruh held numerous leadership positions, including Vice Chairman (2001-2002), President, Bechtel Enterprises (1997-2001), Chief Financial Officer (1992-1996), Controller (1987-1991), Treasurer (1983-1986), and Manager, Financial Systems Development (1978-1982). Prior to that, he worked for Coopers & Lybrand, a predecessor firm to PriceWaterhouseCoopers.

“As a key member of management of one of the world’s largest and most international companies – and having lived, worked, and traveled extensively outside of the U.S. – Paul brings a broad set of global experiences to our Board,” said Thomas J. Friel, Chairman and CEO of Heidrick & Struggles. “Both his extensive international project experience and his knowledge of corporate governance issues will be very helpful to us.”

Added Richard Beattie, Chair of the Nominating and Board Governance Committee of the Heidrick & Struggles Board: “Paul is a proven financial and operating executive whose expertise will greatly benefit the Board.”

Unruh also sits on the Boards and Audit Committees of Homestore, Inc. and VERITAS Software Corporation.

Presently, the Heidrick & Struggles Board comprises seven independent directors and two inside directors.

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About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search and leadership services, including executive assessment and professional development. For 50 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe, and Asia Pacific. For more information about Heidrick & Struggles, visit www.heidrick.com.

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Contact

Eric Sodorff in Chicago at +1 312-496-1613 or esodorff@heidrick.com.